EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Solid Third Quarter Results

Record Portfolio Leasing Results, $171MM of Acquisitions Under Contract

SAN DIEGO, Oct. 29, 2014 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the three months ended September 30, 2014.

HIGHLIGHTS

  Net income of $0.07 per diluted share for 3Q'14
  FFO (1) of $0.22 per diluted share for 3Q'14
  $170.9MM in shopping center acquisitions currently under contract
  $493.6MM in shopping center acquisitions committed YTD (including under contract)
  97.4% portfolio leased rate at September 30, 2014
  31.2% increase in same-space cash annualized base rent (new leases)
  4.0% increase in same-center cash net operating income (3Q'14 vs. 3Q'13)
  Company's warrants fully retired
  32.7% debt-to-total market capitalization ratio at September 30, 2014
  4.1 times interest coverage ratio for 3Q'14
  Quarterly cash dividend of $0.16 per share declared

__________________________
(1) A reconciliation of GAAP net income to Funds From Operation (FFO) is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We are continuing on track with having another highly-successful, record year for the company. We have secured upwards of $500 million of grocery-anchored shopping center acquisitions in 2014. Additionally, during the third quarter we increased our portfolio leased rate to another new, all-time high for the company, reaching 97.4% at quarter-end. Together with capitalizing on the strong demand for space across our portfolio to increase occupancy, we continued to drive rental rates higher as well, achieving a 31.2% increase in same-space base rent on new leases signed during the third quarter." Tanz commented further, "With our acquisition pipeline and strong leasing momentum, together with our conservative balance sheet, recently simplified with the warrants being fully retired, we are poised for a solid finish to 2014 and a strong start in 2015."

FINANCIAL SUMMARY

For the three months ended September 30, 2014, ROIC reported total revenues of $40.9 million and operating income of $12.3 million, as compared to total revenues of $27.1 million and operating income of $6.5 million for the three months ended September 30, 2013.

Net income attributable to common stockholders for the third quarter 2014 was $6.7 million, or $0.07 per diluted share, as compared to net income of $25.3 million, or $0.34 per diluted share for the three months ended September 30, 2013. FFO for the third quarter of 2014 was $20.8 million, or $0.22 per diluted share, as compared to $35.4 million in FFO, or $0.48 per diluted share for the third quarter of 2013. Included in net income and FFO for the three months ended September 30, 2013 was a one-time, non-cash GAAP gain-on-consolidation of $20.4 million as a result of ROIC's acquisition during the third quarter of 2013 of the remaining 51% joint venture interest in Crossroads Shopping Center. ROIC reports FFO as a supplemental performance measure. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At September 30, 2014, ROIC had a total market capitalization of approximately $2.1 billion with $676.7 million of debt outstanding, equating to a 32.7% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $107.3 million of mortgage debt and $569.4 million of unsecured debt. At September 30, 2014, ROIC had $123.3 million outstanding on its unsecured credit facility. For the third quarter of 2014, ROIC's interest coverage was 4.1 times and 88.1% of its portfolio was unencumbered (based on gross leasable area) as of September 30, 2014.

ACQUISITION SUMMARY

ROIC currently has binding contracts to acquire five grocery-anchored shopping centers for a total of $170.9 million. Year-to-date, ROIC has secured a total of $493.6 million in shopping center acquisitions, including five shopping centers acquired during the first six months for a total of $322.7 million, and the five shopping centers currently under binding contracts.

ROIC has a binding contract to acquire the following three-property portfolio for a total of $108.5 million:

Mission Foothills Marketplace

Mission Foothills Marketplace is approximately 111,000 square feet and is anchored by Safeway (Von's) Supermarket and CVS Pharmacy. The property is located in Mission Viejo, California, in the heart of Orange County and is currently 91.8% leased.

Park Oaks Shopping Center

Park Oaks Shopping Center is approximately 110,000 square feet and is anchored by Safeway (Von's) Supermarket. The property is located in Thousand Oaks, California, within the Los Angeles metropolitan area and is currently 96.3% leased.

Ontario Plaza

Ontario Plaza is approximately 150,000 square feet and is anchored by El Super Supermarket, a Southern California-based grocer, and Rite Aid Pharmacy. The property is located in Ontario, California, within the Los Angeles metropolitan area, and is currently 93.1% leased.

Additionally, ROIC has binding contracts to acquire the following two grocery-anchored shopping centers, in separate transactions:

Wilsonville Town Center

ROIC has a binding contract to acquire Wilsonville Town Center for $35.1 million. The shopping center is approximately 168,000 square feet and is anchored by Unified (Thriftway) Supermarket and Rite Aid Pharmacy. The property is located in Wilsonville, Oregon, within the Portland metropolitan area and is currently 91.0% leased. ROIC expects to fund the acquisition in part with the issuance of approximately $15.7 million in ROIC common equity in the form of operating partnership units, based on a value of $16.00 per unit.

Moorpark Town Center

ROIC has a binding contract to acquire Moorpark Town Center for $27.3 million. The shopping center is approximately 140,000 square feet and is anchored by Kroger (Ralph's) Supermarket and CVS Pharmacy. The property is located in Moorpark, California, within the Los Angeles metropolitan area and is currently 89.4% leased.

DISPOSITION SUMMARY

During the third quarter, ROIC sold a non-core property, Oregon City Point, for $12.4 million, recording a net gain-on-sale of $1.6 million.

LEASING SUMMARY

At September 30, 2014, ROIC's portfolio was 97.4% leased, representing a 60 basis point increase as compared to ROIC's portfolio lease rate at June 30, 2014, and a 210 basis point increase as compared to ROIC's portfolio lease rate at September 30, 2013. During the third quarter, ROIC executed 35 new leases, totaling 91,611 square feet, achieving a 31.2% increase in same-space comparative base rent, on a cash basis. Additionally, ROIC renewed 31 leases, totaling 125,801 square feet, achieving a 6.2% increase in base rent, on a cash basis. Additional information regarding ROIC's leasing activity is provided in its quarterly supplemental disclosure, which is available at: www.roireit.net.

WARRANT SUMMARY

On October 23, 2014, ROIC's remaining outstanding warrants expired. The warrants were initially issued in 2007 by the company's predecessor entity. Of the 49.4 million warrants originally issued, 24.8 million warrants were exercised in total, including 1.3 million warrants exercised in third quarter of 2014 and 1.2 million warrants exercised subsequent to the third quarter. In total, ROIC received $297.1 million of proceeds from warrants exercised. Additionally, 16.6 million warrants were repurchased by ROIC in 2013, for an aggregate purchase price of $32.8 million, all 8.0 million founders' warrants were exercised on a cashless basis in 2013 and 64,452 warrants expired unexercised.

2014 FFO GUIDANCE UPDATE

ROIC currently expects FFO for the full year will be within the range of $0.83 to $0.85 per diluted share, and net income will be within the range of $0.25 to $0.27 per diluted share. ROIC's guidance is based on numerous underlying assumptions and is a forward-looking statement, as defined elsewhere in this press release.

CASH DIVIDEND

On September 29, 2014, ROIC distributed a $0.16 per share cash dividend. On October 28, 2014, ROIC's board of directors declared a cash dividend of $0.16 per share, payable on December 29, 2014 to stockholders of record on December 15, 2014.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on Thursday, October 30, 2014 at 12:00 p.m. Eastern Time / 9:00 a.m. Pacific Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 95174508. A live webcast will also be available in listen-only mode at http://www.roireit.net/. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on October 30, 2014 and will be available until 11:59 p.m. Eastern Time on November 6, 2014. To access the conference call recording, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the Conference ID: 95174508. The conference call will also be archived at http://www.roireit.net/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC), a member of the S&P SmallCap 600 Index, is a fully integrated, self-managed real estate investment trust. ROIC specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. As of September 30, 2014, ROIC owned 58 shopping centers encompassing approximately 6.9 million square feet. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," "guidance" and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements. Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Balance Sheets

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Real Estate Investments:
Land	$521,240,027	$458,252,028
Building and improvements	1,163,078,255	914,181,620
	1,684,318,282	1,372,433,648
Less: accumulated depreciation	77,876,016	57,499,980
Real Estate Investments, net	1,606,442,266	1,314,933,668
Cash and cash equivalents	10,996,030	7,919,697
Restricted cash	13,426,980	1,298,666
Tenant and other receivables, net	25,487,717	20,389,068
Deposits	5,000,000	775,000
Acquired lease intangible assets, net of accumulated amortization	69,787,166	55,887,471
Prepaid expenses	544,177	1,371,296
Deferred charges, net of accumulated amortization	36,501,115	33,121,980
Other	2,398,653	3,392,997
Total assets	$1,770,584,104	$1,439,089,843

LIABILITIES AND EQUITY
Liabilities:
Term loan	$200,000,000	$200,000,000
Credit facility	123,300,000	56,950,000
Senior Notes Due 2023	246,090,639	245,845,320
Mortgage notes payable	107,306,179	118,903,258
Acquired lease intangible liabilities, net of accumulated amortization	112,237,902	85,283,882
Accounts payable and accrued expenses	18,858,394	11,923,998
Tenants' security deposits	3,709,286	3,422,910
Other liabilities	14,481,506	11,350,409
Total liabilities	825,983,906	733,679,777

Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 91,746,195 and 72,445,767 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	9,168	7,238
Additional paid-in-capital	993,075,023	732,701,858
Dividends in excess of earnings	(70,639,196)	(47,616,570)
Accumulated other comprehensive loss	(9,119,648)	(8,969,137)
Total Retail Opportunity Investments Corp. stockholders' equity	913,325,347	676,123,389
Non-controlling interests	31,274,851	29,286,677
Total equity	944,600,198	705,410,066
Total liabilities and equity	$1,770,584,104	$1,439,089,843

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Base rents	$31,558,036	$20,686,688	$87,229,748	$60,197,590
Recoveries from tenants	8,143,692	5,330,339	24,137,499	15,549,716
Mortgage interest	—	211,537	—	623,793
Other income	1,154,143	919,067	2,753,594	1,224,447
Total revenues	40,855,871	27,147,631	114,120,841	77,595,546

Operating expenses
Property operating	5,864,658	4,963,809	18,061,824	13,204,316
Property taxes	4,159,996	2,795,468	11,565,532	7,893,452
Depreciation and amortization	15,364,808	9,755,321	42,986,148	27,813,157
General and administrative expenses	2,987,568	2,483,377	8,324,297	7,978,103
Acquisition transaction costs	124,850	641,224	653,681	1,569,592
Other expense	58,629	42,935	405,539	197,891
Total operating expenses	28,560,509	20,682,134	81,997,021	58,656,511

Operating income	12,295,362	6,465,497	32,123,820	18,939,035
Non-operating income (expenses)
Interest expense and other finance expenses	(6,864,693)	(3,703,556)	(20,694,672)	(10,974,103)
Gain on consolidation of joint venture	—	20,381,849	—	20,381,849
Equity in earnings from unconsolidated joint venture	—	2,118,501	—	2,389,937
Gain on sale of real estate	1,550,027	—	4,868,553	—
Income from continuing operations	6,980,696	25,262,291	16,297,701	30,736,718
Loss from discontinued operations	—	—	—	(713,529)
Net income	6,980,696	25,262,291	16,297,701	30,023,189
Net income attributable to non-controlling interests	(231,849)	—	(583,419)	—
Net Income Attributable to Retail Opportunity Investments Corp.	$6,748,847	$25,262,291	$15,714,282	$30,023,189

Net earnings per share - basic:
Income from continuing operations	$0.07	$0.35	$0.19	$0.47
Loss from discontinued operations	—	—	—	(0.01)
Net earnings per share	$0.07	$0.35	$0.19	$0.46

Net income per share - diluted:
Income from continuing operations	$0.07	$0.34	$0.19	$0.45
Loss from discontinued operations	—	—	—	(0.01)
Net earnings per share	$0.07	$0.34	$0.19	$0.44

Dividends per common share	$0.16	$0.15	$0.48	$0.45

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to ROIC	$6,748,847	$25,262,291	$15,714,282	$30,023,189
Plus: Depreciation and amortization	15,364,808	9,755,321	42,986,148	27,813,157
Depreciation and amortization attributable to unconsolidated joint ventures	—	354,431	—	1,059,761
Gain on sale of real estate	(1,550,027)	—	(4,868,553)	—
Loss from discontinued operations	—	—	—	713,529
Funds from operations – basic	20,563,628	35,372,043	53,831,877	59,609,636
Net income attributable to non-controlling interests	231,849	—	583,419	—
Funds from operations – diluted	$20,795,477	$35,372,043	$54,415,296	$59,609,636
CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net